As filed with the Securities and Exchange
                        Commission on September 1, 2010

                                                              File Nos. 33-66630
                                                                        811-7916

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

           --------------------------------------------------------

                                   FORM N-1A

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          Pre-Effective Amendment No.


                       Post-Effective Amendment No. 31                  X


                                     and/or

        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940


                               Amendment No. 33                         X


           --------------------------------------------------------

                   ALLIANCEBERNSTEIN EQUITY INCOME FUND, INC.
               (Exact Name of Registrant as Specified in Charter)

             1345 Avenue of the Americas, New York, New York 10105
               (Address of Principal Executive Office) (Zip Code)

              Registrant's Telephone Number, including Area Code:
                                 (800) 221-5672

           --------------------------------------------------------

                                EMILIE D. WRAPP
                             AllianceBernstein L.P.
                          1345 Avenue of the Americas
                            New York, New York 10105
                    (Name and address of agent for service)

 It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

                                Explanatory Note

This Post-Effective Amendment consists of the following:


1.    Facing Sheet of the Registration Statement.
2.    Exhibit (a)(5) of Item 28 of the Registration Statement
3.    Exhibit (j) of Item 28 of the Registration Statement.
4.    Registration Statement signature page.


The sole purpose of this Post-Effective Amendment filing is to file as exhibits the Articles of Amendment of the Registrant and the Consent of Independent Registered Public Accounting Firm for the Registrant, as required by Item 28 of this Registration Statement on Form N-1A. This Post-Effective Amendment incorporates by reference the following parts of this Registrant's Post-Effective Amendment No. 30, filed July 2, 2010.


Part A
Part B
Part C (except for Exhibits (a)(5) and (j) of Item 28 and the Signature Page)

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Post-Effective Amendment to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York and State of New York, on the 1st day of September, 2010.


                                  ALLIANCEBERNSTEIN EQUITY INCOME FUND, INC.

                                            By: Robert M. Keith*
                                                ------------------
                                                Robert M. Keith
                                                President


      Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


   Signature                        Title                   Date
  ----------                        ------                  -----

1. Principal Executive

   Officer:

   Robert M. Keith*                 President and           September 1, 2010
   -----------------------          Chief Executive
   Robert M. Keith                  Officer


2. Principal Financial
   and Accounting
   Officer:

   /s/ Joseph J. Mantineo           Treasurer and           September 1, 2010
   ----------------------           Chief Financial
       Joseph J. Mantineo           Officer


3. All of the Directors:

   John H. Dobkin*
   Michael J. Downey*
   William H. Foulk, Jr.*
   D. James Guzy*
   Nancy P. Jacklin*
   Garry L. Moody*
   Marshall C. Turner, Jr*
   Earl D. Weiner*


   *By: /s/ Andrew L. Gangolf                               September 1, 2010
        ----------------------
            Andrew L. Gangolf
            (Attorney-in-fact)

                                     PART C

                               OTHER INFORMATION


                               Index to Exhibits
                              ------------------

Exhibit No.      Description of Exhibits
-----------      ------------------------

(a)(5)           Articles of Amendment
(j)              Consent of Independent Registered Public Accounting Firm



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